PAYMENT UNDERTAKING AGREEMENT

     PAYMENT UNDERTAKING AGREEMENT, dated as of February 26, 2003 (the "Agreement"), from Pioneer Protected Principal Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, Pioneer Protected Principal Plus Fund II (the "Fund"), to and for the benefit of shareholders of the Fund (the "Shareholders").

                                    ARTICLE I

                                   DEFINITIONS

     Capitalized terms used herein that are not defined herein shall have the meaning set forth in the Financial Guarantee Agreement (the "Financial Guarantee Agreement" dated February 26, 2003, among the Trust, on behalf of the Fund, Pioneer Investment Management, Inc. and Ambac Assurance Corporation. ARTICLE II

                                 THE Undertaking

     The Fund hereby undertakes that on the Maturity Date, shares of the Fund of any Class of Shares may be redeemed for an amount no less than the Guarantee Per Share for that Class of Shares. ARTICLE III

                                  MISCELLANEOUS

     In the event of a default of this Agreement by the Trust, no Shareholder shall be entitled to receive more than such Shareholder's allocable share of any recovery pursuant to any claim hereunder as determined in accordance with the ratio that (a) the amount to which such Shareholder would be entitled under this Agreement bears to (b) the aggregate amount to which all Shareholders would be entitled hereunder.

     Any liability of the Trust under this Agreement or in connection with the transactions contemplated herein shall be discharged only out of the assets of the Fund. This Agreement has been executed by an officer of the Trust acting under the Trust's Declaration of Trust, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or Shareholders of the Trust personally.

     This Agreement may be amended at any time or from time to time by the Trust on behalf of the Fund.

     This Agreement is subject to the applicable provisions of the Investment Company Act of 1940, as amended, and shall be construed, and the obligations, rights and remedies hereunder shall be determined, in accordance with the laws of the State of New York (to the extent not inconsistent with such Act).

     IN WITNESS WHEREOF, the Trust has executed this Agreement on behalf of the Fund as of the day and year first above mentioned.

                           Pioneer Protected Principal Trust
                              On behalf of its series Pioneer Protected
                              Principal Plus Fund II

                           By: /s/ Daniel T. Geraci
                              Name:  Daniel T. Geraci
                              Title:  Executive Vice President